Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-199966

Dated September 2, 2015

J. P. Morgan Efficiente Plus 5 Index (Net ER)

Performance Update - September 2015

OVERVIEW
The J.P.Morgan Efficiente Plus 5 Index (Net ER) (the "Index") is a J.P. Morgan
strategy that seeks to provide exposure to a range of asset classes and geographic regions based on the modern portfolio theory approach to asset allocation. The index utilizes the rapidly growing investment options available with ETFs . The Index selects from a basket of 19 ETFs, 1 exchange-traded note and a cash index ("the Basket Constituents"). The index targets an annualized realized volatility of 5% by rebalancing monthly into the best performing portfolio that has an historical realized volatility of less than or equal to
5% using a six-month look back period. The levels of the Index reflect the performance of the Basket constituents above the cash index and incorporate the daily deduction of a fee of 0.85% per annum.

Hypothetical and Actual Historical Performance -November 01, 2007 to August 31,
2015

Efficiente Plus 5 Index
SandP 500 Index (Excess Return)
Barclays Aggregate Bond Index (Excess Return)

Hypothetical and Actual Historical Volatility -- from May 02, 2008 through
August 31, 2015

Efficiente Plus 5 Index
SandP 500 Index (Excess Return)
Barclays Aggregate Bond Index (Excess Return) Target Volatility

   Nov-07 May-09 Dec-10   Jul-12 Feb-14                       Aug-15 May-08 Oct-09 Apr-11 Sep-12 Mar-14 Aug-15
Key Features of the Index
   Exposure to developed market equities, bonds, loans, preferred stock, emerging markets, alternative investments including REITs,
 MLPs, commodity futures and gold.
   Each month, the index rebalances into the best-performing portfolio over the past six months with volatility at or below 5%, subject to weighting constraints and diversification
criteria.
   The Index targets an annualized realized volatility of 5%.
   Index levels published on Bloomberg under the ticker EFPLUS5E.

 Historical
Performance*  Jan    Feb    Mar    Apr    May    Jun     Jul   Aug    Sep    Oct   Nov    Dec  Full Year
------------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ------ ----- ---------
  2015       2.97%  -0.65% 0.31%  -1.45% -0.21% -1.96% 0.35%  -2.65%                           -3.35%**
------------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ------ ----- ---------
  2014       -1.33% 2.64%  0.19%  0.84%  1.51%  2.09%  -0.75% 4.14%  -3.18% 1.86% 1.25%  0.46%  9.95%
------------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ------ ----- ---------
  2013       0.97%  0.23%  1.31%  2.31%  -3.42% -0.91% 1.60%  -1.25% 1.40%  1.41% 0.85%  0.92%  5.42%
------------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ------ ----- ---------
  2012       0.90%  0.54%  -0.64% 1.35%  -1.00% 1.72%  2.35%  0.23%  -0.08% 0.07% -1.19% 0.20%  4.47%
------------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ------ ----- ---------
  2011       0.69%  1.90%  0.35%  1.72%  -1.20% -1.45% 2.75%  2.76%  0.14%  1.06% 0.21%  0.72%  9.98%
------------ ------ ------ ------ ------ ------ ------ ------ ------ ------ ----- ------ ----- ---------

*Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant monthly or annual measurement period, the hypothetical back tested daily Index closing levels from December 31, 2010 to
December 31, 2014, and the actual historical performance of the Index based on the daily Index closing levels from January 1, 2015 to August 31, 2015. See the last paragraph under "Notes" on page 2 for important information about the limitations of using hypothetical historical performance measures.
** As calculated through August 31, 2015

                                                                                                                     iShares iBoxx

                                       Vanguard    Vanguard                                                          $ Investment
            Vanguard
                                         FTSE        FTSE                    iShares MSCI iShares 20+ iShares 7-10     Grade
            Short-Term
                         Vanguard      Developed   Emerging     Vanguard     EAFE Small- Year Treasury Year Treasury  Corporate
 iShares TIPS Corporate
                         SandP 500 ETF Markets ETF Markets ETF Small-Cap ETF  Cap ETF     Bond ETF    Bond ETF        Bond ETF
 Bond ETF     Bond ETF
                         ------------- ----------- ----------- ------------- ------------ ----------- -------------- -------------
 ------------ ----------
Recent Index Composition   VOO           VEA         VWO          VB            SCZ         TLT          IEF           LQD
 TIP         VCSH
------------------------ ------------- ----------- ----------- ------------- ------------ ----------- -------------- -------------
 ------------ ----------
     September 15          0.0%          0.0%        0.0%        0.0%         10.0%        0.0%        20.0%           0.0%
 0.0%        10.0%
------------------------ ------------- ----------- ----------- ------------- ------------ ----------- -------------- -------------
 ------------ ----------
       August 15          20.0%         10.0%        0.0%        0.0%         10.0%        0.0%         0.0%           0.0%
 0.0%        0.0%

                                       PIMCO 0-5

                                       Year High                            iShares J.P.
 PowerShares
                           SPDR[R]       Yield                             Morgan USD                             ETRACS
 DB
                         Barclays High Corporate  PowerShares iShares U.S.  Emerging      Market                 Alerian MLP
 Commodity
                         Yield Bond    Bond Index Senior Loan Preferred    Markets Bond Vectors[R] Gold Vanguard Infrastructure
 Index     iShares Gold  JPMorgan Cash
Recent Index Composition    ETF          ETF       Portfolio  Stock ETF       ETF        Miners ETF     REIT ETF Index ETN Tracking
 Fund      Trust      Index USD 3 Month
                         ------------- ---------- ----------- ------------ ------------- -------------- --------
 -------------------------- ------------ -----------------
      (Continued)           JNK          HYS        BKLN        PFF          EMB           GDX           VNQ       MLPI
 DBC         IAU          JPCAUS3M
------------------------ ------------- ---------- ----------- ------------ ------------- -------------- -------- --------------
 ----------- ------------ -----------------
     September 15          0.0%         0.0%        0.0%       10.0%         5.0%         0.0%           0.0%      0.0%
 0.0%        0.0%           45.0%
------------------------ ------------- ---------- ----------- ------------ ------------- -------------- -------- --------------
 ----------- ------------ -----------------
       August 15           0.0%         0.0%        5.0%        5.0%         0.0%         0.0%           0.0%      0.0%
 0.0%        0.0%           50.0%

September 01, 2015

Comparative Hypothetical and Historical Annualized Returns (%), Annualized
Volatility (%), Sharpe Ratio, and Correlation -- August 31, 2015

                                3 Year Annualized 5 Year Annualized Annualized Return   Annualized Volatility Sharpe Ratio (Since
 Correlation (Since
                                    Return            Return        (Since Nov 1, 2007) (Since Nov 1, 2007)     Nov 1, 2007)
 Nov 1, 2007)
------------------------------- ----------------- ----------------- ------------------- --------------------- -------------------
 ------------------
   Efficiente Plus 5 Index           3.51%             5.45%             5.45%                5.70%                 0.96
  100.00%
------------------------------- ----------------- ----------------- ------------------- --------------------- -------------------
 ------------------
SandP 500 Index (Excess Return)     13.85%            15.31%             4.55%               22.42%                 0.20
  28.63%
------------------------------- ----------------- ----------------- ------------------- --------------------- -------------------
 ------------------
Barclays Aggregate Bond Index
                                     1.12%             2.49%             3.33%                3.93%                 0.85
  26.19%
      (Excess Return)
------------------------------- ----------------- ----------------- ------------------- --------------------- -------------------
 ------------------

Notes
Hypothetical, historical performance measures: Represents the performance of the Index based on the hypothetical back-tested closing levels from November 1,
2007 through December 31, 2014 and actual performance from January 1, 2015 to
August 31, 2015, as well as the actual performance of the SandP 500 Index
(Excess Return) and the Barclays Aggregate Bond Index (Excess Return) over the same periods.
For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). The "SandP 500 Index (Excess Return)" and
"Barclays Aggregate Bond Index (Excess Return)" refer to hypothetical indices constructed from the total returns of the relevant index with the returns of the Cash Index deducted. There is no guarantee the Efficiente Plus 5 Index will outperform the SandP 500 Index (Excess Return), the Barclays Aggregate Bond
Index (Excess Return) or any alternative investment strategy. Sources:
Bloomberg and JPMorgan.
Correlation: the performance of the relevant index to the Efficiente Plus 5
Index, calculated based on the daily returns since November 1, 2007.

Volatility: the annualized standard deviation of the relevant index's arithmetic daily returns since May 2, 2008. Volatility levels are calculated from the hypothetical and historical returns, as applicable to the relevant measurement period, of the Efficiente Plus 5 Index, SandP 500 Index (Excess
Return), and the Barclays Aggregate Bond Index (Excess Return)." Sharpe Ratio:
a measure of risk-adjusted performance, and is computed as the annualized hypothetical and historical return since November 1, 2007 divided by the annualized volatility since November 1, 2007.

For time periods prior to the launch of any Exchange-Traded Constituent and such Exchange-Traded Constituents' initial satisfaction of a minimum size and liquidity standard, the hypothetical back-testing uses alternative performance information derived from a related index, after deducting hypothetical expenses and fees, rather than performance information for such ETF.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility or return results shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis.
Source: Bloomberg and JPMorgan.

Key Risks
Our affiliate, J.P. Morgan Securities plc, or JPMS plc, is the index calculation agent and may adjust the Index in a way that affects its level. The policies and judgments for which JPMS plc is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment.
JPMS is under no obligation to consider your interest as an investor with returns linked to the Index. The level of the Index will include the deduction of a fee of 0.85% per annum.
The Index was established on December 31, 2014 and therefore has a limited operating history.
There are risks associated with a momentum-based investment strategy. If Market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline The Index comprises notional assets and liabilities. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.
The Index may not be successful, may not outperform any alternative strategy and may not achieve its target volatility of 5%. The Index may be partially uninvested if the cash index is included in the Monthly Reference Portfolio.
The investment strategy used to construct the index involves monthly rebalancing and weighting constraints that are applied to the Basket
Constituents.
Changes in the values of the Basket Constituents may offset each other.
Each Basket Constituent composing the Index may be replaced by a substitute constituent.
The commodity futures contracts underlying the PowerShares DB Commodity Index
Tracking Fund are subject to uncertain legal and regulatory regimes.
Investments linked to the Index may be subject to the credit risk of J.P.
Morgan.
Any return on an investment linked to the Index that reflects the performance of the Index is also subject to the credit risk of UBS AG, as well as the issuer of the exchange-traded note Basket Constituent.
The Index should not be compared to any other index or strategy sponsored by any of our affiliates and cannot necessarily be considered a revised, enhanced or modified version of any other J.P. Morgan index.
An investment linked to the Index is subject to risks associated with non-U.S.
securities markets (including emerging markets, and currency exchange risk), small capitalization stocks, preferred stocks, fixed income securities and loans (including interest-rate related risks and credit risk), risks associated with the real estate industry and MLPs, and risks associated with investments in commodity futures contracts and gold.
The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product supplement, underlying supplement, term sheet or pricing supplement.

Disclaimer
JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www .sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.
Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-199966

J.P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com